EXHIBIT 99.1


NEWS RELEASE

Contacts:    Media Relations:          Investor Relations:        [DANA LOGO]
             Fred Spar                 Michelle Hards
             Kekst and Company         Dana Corporation
             (212) 521-4813            (419) 535-4636
             fred-spar@kekst.com       michelle.hards@dana.com


                      DANA CORPORATION ANNOUNCES AGREEMENT
            TO SELL AUTOMOTIVE AFTERMARKET BUSINESS TO CYPRESS GROUP

         Transaction to Enhance Dana's Strategic & Financial Flexibility

TOLEDO, Ohio, July 9, 2004 - Dana Corporation (NYSE: DCN) announced today that it has signed a definitive agreement to sell its automotive aftermarket business to The Cypress Group for approximately $1.1 billion in cash. The transaction, which is expected to close in the third quarter of 2004, is subject to the purchaser's receipt of financing from committed sources and other customary conditions, including the receipt of regulatory approvals.

Dana Chairman and CEO Michael Burns said proceeds from the sale will be used for a combination of reinvestment in the company's core businesses, and a contribution to the company's pension plans and further reduction of Dana's debt, both of which would be expected to accelerate the company's return to investment-grade status.

"The completed transaction will provide Dana with important strategic and financial flexibility, which will be used to further invigorate our core businesses and better serve our global original equipment customers," Mr. Burns said. "Dana will be a more streamlined company that is better focused on delivering world-class component and systems solutions to our customers in the automotive, commercial vehicle, and off-highway markets."

The sale includes 52 facilities employing approximately 13,000 people worldwide. Combined annual sales for these operations totaled approximately $2 billion in 2003. The transaction also involves several premier replacement product brands and a variety of under-vehicle components. As previously announced, the business which Dana has agreed to sell does not include Dana's distribution and marketing operations for its engine products, such as piston rings, gaskets, and engine bearings, which Dana will retain as part of its Automotive Systems Group.

"We believe the people of the automotive aftermarket business, its leadership team, and its customers will be well served by their new association with The Cypress Group, which has expressed its dedication to growing this business and fully optimizing opportunities moving forward," Mr. Burns said.

Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as financial advisors to Dana for this transaction.

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The Cypress Group is a New York based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company (FGIC); and Communications & Power Industries, Inc. The Cypress website address is: www.cypressgp.com.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, the company's continuing operations employ approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. The company's Internet address is: www.dana.com.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana's expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Dana's actual results could differ materially from those that are anticipated or projected due to a number of factors, including the success and timing of the contemplated divestiture of the automotive aftermarket business and other factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.

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